Exhibit 99.1

Byrna Technologies Announces Preliminary Third Quarter Revenues of $12.4 Million up 43% from 2021

Updates Full Year Revenue Guidance to $48 million - $50 million

ANDOVER, MA – September 8, 2022 – Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna” or “the Company”) today announced preliminary revenue expectations for its fiscal third quarter ended August 31, 2022 (“Q3 FY2022”) of $12.4 million, up 43% from the $8.7 million in sales for Q3 FY2021. This brings Byrna’s year-to-date sales for fiscal year 2022 (“FY2022”) to $32 million. The backlog of unshipped orders at the end of the quarter was $1.65 million. These orders are expected to ship in September.

Byrna saw significant growth in Amazon.com sales this quarter, up $1.65 million (or 3,500%) compared to Q3 FY2021 and up $600k (or 50%) compared to last quarter (Q2 FY2022). Dealer Sales were also up $900K (or 75%) this quarter as compared to Q3 FY2021. This is primarily due to the Byrna range of products now being offered in such well known chain stores as Bass Pro Shops and Sportsman’s Warehouse. In addition, Fox Labs, which was acquired on May 25, 2022, added $410K in sales of Fox Labs branded pepper sprays this quarter.

For Q3 FY2022, the sales breakdown was as follows:

●	Byrna.com - $6.0 million
●	Amazon.com - $1.7 million
●	Dealer / Distributor - $2.1 million
●	International - $2.1
●	Law Enforcement - $135K
●	Fox Labs - $410K

Management Commentary

Bryan Ganz, CEO of Byrna, stated that “despite the strong year-over-year performance, and despite hitting our internal goal for the quarter (if we add both booked sales for the quarter and our open order backlog at the end of the quarter), towards the end of Q3 we started to see clear signs of a softening economy with dealer sales slowing considerably. With higher prices for everything from rent to food to fuel, we expect to see continued softening in demand for all manner of discretionary goods including Byrna’s range of self-defense products. Accordingly, we are revising our Q4 FY2022 revenue projections to $16.0 million to $18.0 million. While this is still a 43% increase over Q4 FY2022 (at the lower end of the range), it is less than we had originally projected and, as a result, we are updating our full year revenue guidance to an updated range of $48 million to $50 million for the current fiscal year ending November 30, 2022 (“FY 2022”).”

“Even with a softening economy, we expect to see continued strong top line growth this quarter and into 2023 as Byrna continues to benefit from growing brand awareness. We can see evidence of increased consumer awareness in our web traffic numbers. For the first nine months of 2022, Byrna registered 5.7 million web sessions on Byrna.com and another 2.3 million on Amazon.com for a total of 8.0 million web sessions. This compares to 4.2 million web sessions during the same period last year. While we are extremely pleased with our growing brand awareness and the increasing number of visitors to both Byrna.com and the Byrna store on Amazon.com, we believe that we are just scratching the surface and there is tremendous room for continued growth.”

“Late this past quarter we rolled out our new Byrna pepper spray, “Byrna Bad Guy Repellent” (BGR) on Byrna.com. “Byrna Bad Guy Repellent” will be available on Amazon.com later this month. With the arrival of the dealer packaging and display stands, we have started shipping BGR to our dealers. We expect this price point product to be a strong seller for Byrna during the upcoming holiday shopping season for both DTC and brick & mortar sales.”

As customary, Byrna will be issuing full quarterly results along with our 10-Q the second week of October and we will schedule our earnings call shortly.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® SD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward Looking Information

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "will," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to the Company's anticipated results for the third quarter of fiscal 2022 and full fiscal year 2022, and their associated drivers, the anticipated shipping timeline for backlogged orders, expected softening in demand for Byrna products, expectations regarding top line growth in the fourth fiscal quarter and in fiscal year 2023, the expected timing for availability of “Byrna Bad Guy Repellent” on Amazon.com, expected price points for Byrna products during the holiday shopping season and the timing of the earnings release and earnings call with respect to the third fiscal quarter of 2022. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, accounting adjustments or changes in estimates during preparation of the financial statements for fiscal year 2022, pandemic-related factors, changes in estimates of demand for our product during the remainder of fiscal year 2022, prolonged, new, or exacerbated disruption of our supply chain, strikes or other causes of interruption of postal delivery services, determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of our products, potential cancellations of existing or future orders including as a result of any fulfillment delays, delays in new product introductions, introduction of competing products, negative publicity, lower dealer sales, broader economic disruption that causes reduced demand for discretionary goods, product design defects or recalls, enforcement proceedings or other regulatory or legal developments, future restrictions on the Company’s cash resources, or other factors. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results.  Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in our most recent Form 10-K, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact:

Byrna Technologies Inc.

David North, Chief Financial Officer

dnorth@byrna.com